EXHIBIT 99.1

Contact:    Matt Brown, SVP & CFO
U.S. Concrete, Inc.
817-835-4105
U.S. CONCRETE EXPANDS CREDIT FACILITY
EULESS, TEXAS - April 1, 2013 - On March 28, 2013, U.S. Concrete, Inc. (NASDAQ: USCR) (the “Company” or “U.S. Concrete”) amended its asset based credit agreement to increase the total commitments under the facility from $80 million to $102.5 million. The expiration date of the credit facility remains July 1, 2015 and the facility retains an uncommitted accordion feature that may allow for an increase in the total commitments under the facility to as much as $125 million. Availability under the facility is subject to certain conditions including the calculation of a borrowing base. U.S. Concrete President and Chief Executive Officer, William J. Sandbrook, said, “This increase in commitments provides the Company with additional liquidity to fund future acquisitions and other value-creating investments as we execute on our strategic plan.”
For more information on this transaction, please see the Company's Current Report on Form 8-K filed April 1, 2013, visit http://www.us-concrete.com/sec.asp or contact U.S. Concrete at 817-835-4111 or lrussell@us-concrete.com.
About U.S. Concrete, Inc.
U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. As of the date of this press release, the Company has 101 fixed and 11 portable ready-mixed concrete plants and seven producing aggregates facilities. During 2012, these plant facilities produced approximately 4.8 million cubic yards of ready-mixed concrete and 3.3 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. U.S. Concrete disclaims any obligation to update these statements and cautions you not to rely unduly on them. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized or the possibility that costs or difficulties related thereto will be greater than expected. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks affecting U.S. Concrete are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2012.